   As filed with the Securities and Exchange Commission on February 23, 2001
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                  Schedule TO
           Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                               ----------------

                                  Labtec Inc.
                       (Name of Subject Company (Issuer))

                               ----------------

                           Thunder Acquisition Corp.
                          a Wholly Owned Subsidiary of
                                 Logitech Inc.
                          a Wholly Owned Subsidiary of
                          Logitech International S.A.
                           (Names of Filing Persons)
                                   (Offeror)

                               ----------------
                                 Common Stock,
                                $ 0.01 Par Value
                         (Title of Class of Securities)

                                  505450 20 5
                     (CUSIP Number of Class of Securities)

                               ----------------

                                Kristen M. Onken
                            Chief Financial Officer
                          Logitech International S.A.
                              Apples, Switzerland
                               c/o Logitech Inc.
                               6505 Kaiser Drive
                           Fremont, California 94555
                                 (510) 795-8500
           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                               ----------------

                                 with a copy to

                            Steven V. Bernard, Esq.
                            Steve L. Camahort, Esq.
                               Tom Kaweski, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304
                                 (650) 493-9300

                               ----------------

                           CALCULATION OF FILING FEE

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
        Transaction valuation (1)         Amount of filing fee (2)
------------------------------------------------------------------
                            $78,201,046           $15,641
------------------------------------------------------------------
------------------------------------------------------------------

(1) Estimated for purposes of calculating the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based upon (a) $17.1875, the average of the high and low price per share of Labtec Inc. common stock on February 20, 2001 as reported on the over the counter Bulletin Board, multiplied by (b) 4,549,879, representing the aggregate number of shares of Labtec Inc. common stock outstanding plus the maximum number of securities convertible into shares of Labtec Inc. common stock.

(2) The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934 as amended, equals 1/50 of 1% of the transaction value.

[X]Check the box if any part of the fee is offset as provided by Rule 0-
   11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid: $7,039

    Form or Registration No.: Form F-4

    Filing Party: Logitech International S.A.

    Date Filed: February 23, 2001

[_]Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

[_]Check the appropriate boxes below to designate any transactions to which the statement relates:

  [X]third-party tender offer subject to Rule 14d-1.
  [_]issuer tender offer subject to Rule 13e-4.
  [_]going-private transaction subject to Rule 13e-3.
  [_]amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

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

   This Tender Offer Statement on Schedule TO relates to the commencement of an offer by Thunder Acquisition Corp., a Massachusetts corporation ("Purchaser") and wholly owned subsidiary of Logitech Inc., a California corporation ("Logitech Sub") and a wholly owned subsidiary of Logitech International S.A., a Swiss corporation ("Parent"), to exchange each of the outstanding shares of common stock, $0.01 par value ("Common Stock" or "Shares"), of Labtec Inc., a Massachusetts corporation (the "Company"), for $11.00 per Share, net to the seller in cash, and a fraction of an American Depositary Share of Parent ("Logitech ADS") as described in the Prospectus (as defined below).

   The offer is made pursuant to an Agreement and Plan of Merger, dated February 7, 2001, by and among Parent, Logitech Sub, Purchaser and the Company which contemplates the merger of Purchaser with and into the Company (the "Merger"). Parent has filed a registration statement with the Securities and Exchange Commission on Form F-4 relating to the Logitech ADSs to be issued to the stockholders of the Company in the Offer (as defined below) and the Merger (the "Registration Statement"). The terms and conditions of the Offer and the Merger are set forth in the prospectus that is part of the Registration Statement (the "Prospectus"), a copy of which is attached hereto as Exhibit
(a)(1), and in the related Letter of Transmittal, a copy of which is attached hereto as Exhibit (a)(2) (the Prospectus and the Letter of Transmittal, as they may be amended and supplemented from time to time, together constitute the "Offer").

   All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer filed with the Securities and Exchange Commission after the date hereof, is hereby incorporated by reference in answer to Items 1 through and including 11 of this Schedule TO.

Item 12. Exhibits.

   The following are attached as exhibits to this Schedule TO:

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------

 (a)(1) Prospectus relating to Logitech ADSs to be issued in the Offer and the Merger (incorporated by reference from Parent's Registration Statement on Form F-4 filed on February 23, 2001).

 (a)(2)  Letter of Transmittal (incorporated by reference to Exhibit 99.1 to
         Parent's Registration Statement on Form F-4 filed on February 23,
         2001).

 (a)(3)  Notice of Guaranteed Delivery (incorporated by reference to Exhibit
         99.2 to Parent's Registration Statement on Form F-4 filed on February
         23, 2001).

 (a)(4)  Guidelines for Certification of Taxpayer Identification Number on
         Substitute Form W-9 (incorporated by reference to Exhibit 99.3 to
         Parent's Registration Statement on Form F-4 filed on February 23,
         2001).

 (a)(5) Letter to brokers, dealers, commercial banks, trust companies and other nominees (incorporated by reference to Exhibit 99.4 to Parent's
         Registration Statement on Form F-4 filed on February 23, 2001).

 (a)(6) Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients (incorporated by reference to Exhibit 99.5 to Parent's Registration Statement on Form
         F-4 filed on February 23, 2001).

 (a)(7) Summary newspaper advertisement as published in The New York Times on February 23, 2001.

 (a)(8) Press release issued by Parent on February 7, 2001 (incorporated by reference to Exhibit 99.1 of Parent's Report of Foreign Issuer on Form
         6-K filed February 16, 2001).

 (a)(9) Script of investor conference call on February 8, 2001 (incorporated by reference to the filing by Parent pursuant to Rule 425 on February
         8, 2001).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------

 (d)(1)  Agreement and Plan of Merger, dated February 7, 2001, by and among
         Parent, Logitech Sub, Purchaser and the Company (incorporated by reference to Exhibit 2.1 to Parent's Report of Foreign Issuer on Form
         6-K filed February 16, 2001).

 (d)(2)  Form of Stockholder Agreement, dated February 7, 2001, entered into by
         Logitech Sub and both Sun Multimedia Partners, L.P. and Sun Venture
         Capital Partners I, L.P. (incorporated by reference as Exhibit A to the Agreement and Plan of Merger, by and among Parent, Logitech Sub, Purchaser and the Company filed as Exhibit 2.1 to Parent's Report of Foreign Issuer on Form 6-K filed February 16, 2001).


Item 13. Information Required by Schedule 13e-3.

   Not applicable.

                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          LOGITECH INTERNATIONAL S.A.

                                             /s/ Guerrino De Luca
                                          By: _________________________________
                                            Name:Guerrino De Luca
                                            Title:President and CEO

                                             /s/ Kristen M. Onken
                                          By: _________________________________
                                            Name:Kristen M. Onken
                                            Title:Chief Finance Officer

                                          LOGITECH INC.

                                             /s/ Guerrino De Luca
                                          By: _________________________________
                                            Name:Guerrino De Luca
                                            Title:President and CEO

                                             /s/ Kristen M. Onken
                                          By: _________________________________
                                            Name:Kristen M. Onken
                                            Title:Chief Finance Officer


                                          THUNDER ACQUISITION CORP.

                                             /s/ Guerrino De Luca
                                          By: _________________________________
                                            Name:Guerrino De Luca
                                            Title:President and CEO

Date: February 23, 2001

                                 EXHIBIT INDEX

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 (a)(1)  Prospectus relating to Logitech ADSs to be issued in the Offer and the
         Merger (incorporated by reference from Parent's Registration Statement on Form F-4 filed on February 23, 2001).

 (a)(2)  Letter of Transmittal (incorporated by reference to Exhibit 99.1 to
         Parent's Registration Statement on Form F-4 filed on February 23,
         2001).

 (a)(3)  Notice of Guaranteed Delivery (incorporated by reference to Exhibit
         99.2 to Parent's Registration Statement on Form F-4 filed on February
         23, 2001).

 (a)(4)  Guidelines for Certification of Taxpayer Identification Number on
         Substitute Form W-9 (incorporated by reference to Exhibit 99.3 to
         Parent's Registration Statement on Form F-4 filed on February 23,
         2001).

 (a)(5) Letter to brokers, dealers, commercial banks, trust companies and other nominees (incorporated by reference to Exhibit 99.4 to Parent's
         Registration Statement on Form F-4 filed on February 23, 2001).

 (a)(6) Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients (incorporated by reference to Exhibit 99.5 to Parent's Registration Statement on Form
         F-4 filed on February 23, 2001).

 (a)(7) Summary newspaper advertisement as published in The New York Times on February 23, 2001.

 (a)(8) Press release issued by Parent on February 7, 2001 (incorporated by reference to Exhibit 99.1 of Parent's Report of Foreign Issuer on Form
         6-K filed February 16, 2001).

 (a)(9) Script of investor conference call on February 8, 2001 (incorporated by reference to the filing by Parent pursuant to Rule 425 on February
         8, 2001).

 (d)(1)  Agreement and Plan of Merger, dated February 7, 2001, by and among
         Parent, Logitech Sub, Purchaser and the Company (incorporated by reference to Exhibit 2.1 to Parent's Report of Foreign Issuer on Form
         6-K filed February 16, 2001).

 (d)(2)  Form of Stockholder Agreement, dated February 7, 2001, entered into by
         Logitech Sub and both Sun Multimedia Partners, L.P. and Sun Venture
         Capital Partners I, L.P. (incorporated by reference as Exhibit A to the Agreement and Plan of Merger, by and among Parent, Logitech Sub, Purchaser and the Company filed as Exhibit 2.1 to Parent's Report of Foreign Issuer on Form 6-K filed February 16, 2001).